UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934

           Date of report (Date of Earliest Event Reported: (04-13-00)


                      GENERAL MOTORS ACCEPTANCE CORPORATION
               ---------------------------------------------------
               (Exact name of registrant specified in its charter)

                                    DELAWARE
         --------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

              1-3754                             38-0572512
        ---------------------         ------------------------------------
        (Commission File No.)         (I.R.S. Employer Identification No.)

               3044 WEST GRAND BOULEVARD, DETROIT, MICHIGAN 48202
               --------------------------------------------------

                                  313-556-1508
              ----------------------------------------------------
              (Registrant's telephone number, including area code)



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ITEM 5.  OTHER EVENTS

                     GMAC 1ST QUARTER 2000 EARNINGS SUMMARY
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         GENERAL MOTORS ACCEPTANCE  CORPORATION  (GMAC) earned  consolidated net income of $397 million, up slightly from the $392 million earned in the first quarter of 1999. These earnings represent the best quarter for GMAC since 1991.

         For the quarter, net income from AUTOMOTIVE FINANCING OPERATIONS totaled $262 million, up 14% from the $229 million earned in the first quarter of last year. Earnings were higher due primarily to higher asset levels and favorable loss experience. These higher earnings were partially offset by the onset of increased interest expense resulting from recent Federal Reserve rate increases.

         GMAC INSURANCE HOLDINGS, INC. generated net income of $62 million in the first quarter of 2000, virtually unchanged from the $65 million earned in the first quarter of 1999. Increased volume was offset by first quarter storm-related losses.

         GMAC MORTGAGE GROUP, INC. earned $73 million in the first quarter of 2000, down 26% from the record $98 million earned for the same period last year. The decline in year-over-year performance is due to the non-recurrence of substantial benefits realized in the first quarter of 1999 that resulted from the securitization of mortgage assets carried over from 1998 year-end.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.

                                    GENERAL MOTORS ACCEPTANCE CORPORATION
                                    -------------------------------------
                                                  (Registrant)

Dated:  April 13, 2000              By  s/  GERALD E. GROSS
                                        ---------------------------------
                                           (Gerald E. Gross, Comptroller)